Exhibit 3.10
AMENDED AND RESTATED BY-LAWS
OF
PGI EUROPE, INC.
ARTICLE 1.
OFFICES AND REGISTERED AGENT
     Section 1.1. Principal Office. The Corporation shall maintain its Principal Office in the State of South Carolina, located at 4838 Jenkins Avenue, North Charleston, South Carolina 29405.
     Section 1.2. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 2711 Centreville Road, Wilmington, Delaware 19808. The name of the corporation’s registered agent at such address shall be The Prentice-Hall Corporation System, Inc. The registered office and/or registered agent of the corporation may be changed from time to time by action of the Board of Directors.
ARTICLE 2.
MEETINGS OF STOCKHOLDERS
     Section 2.1. Annual Meetings. An annual meeting of the Corporation’s Shareholders shall be held once each calendar year for the purpose of electing Directors and for the transaction of such other business as may properly come before the meeting. The annual meeting shall be held at the time and place designated by the Board of Directors from time to time. In the absence of any such designation, the annual meeting shall be held at the hour of ten o’clock in the morning on the second Tuesday of the third month following the Corporation’s fiscal year-end; but if that day shall be a legal holiday, then such annual meeting shall be held on the next succeeding business day.
     Section 2.2. Special Meetings. Special meetings of the Corporation’s Shareholders may be called for any one or more lawful purposes by the Corporation’s President, the Chairman of the Board of Directors, a majority of the Board of Directors, or the written request describing the purpose for which the meeting is to be held filed by holders of record of not less than ten percent of the Corporation’s outstanding shares entitled to be cast on any issue to be considered at the proposed special meeting. Special meetings of the Shareholders shall be held at the Corporation’s Registered Office at the time designated in the notice of the meeting in accordance with Section 2.3; provided, however, that such meetings called by a majority of the Board of Directors may be held at such places as the Board of Directors may determine.
     Section 2.3. Notice of Meetings, Waiver or Notice. Written or printed notice of all meetings of Shareholders shall be delivered not less than five (5) nor more than fifty (50) days before the meeting date, either personally or by registered or certified mail, to all Shareholders of record entitled to vote at such meeting. If mailed, the notice shall be deemed to be delivered when deposited with postage thereon prepaid in the United States mail, addressed to the shareholder at the shareholder’s address as it appears on the Corporation’s records, or if a Shareholder shall have filed with the Secretary of the Corporation a written request that notices to him be mailed to some other address, then directed to him at that other address. The notice shall state the date, time, and place of the meeting and, in the case of a special meeting, the purpose or purposes for which such meeting was called. At the written request, delivered personally or by registered or certified mail, of the person or persons calling a special meeting of Shareholders, the President or Secretary of the Corporation shall fix the date and time of the meeting and provide notice thereof to the Shareholders as required above; provided, however, that the date of the meeting shall in no event be fixed less than five (5) or more than sixty (60) days from the date the request was received. If the notice of the meeting is not given within fifteen (15) days after the request is made to the President or Secretary, the person or persons calling the meeting may fix the date and time of the meeting and give or cause to be given the required notice. Notice of a meeting of Shareholders need not be given to any Shareholder who, in person or by proxy, signs a waiver of notice either before or after the meeting. To be effective the waiver shall contain recitals sufficient to identify beyond reasonable doubt the meeting to which it applies. Such recitals may, but need not necessarily, include reference to the date and purpose of the meeting and the business transacted thereat. Recital of the proper date of a meeting shall be conclusive identification of the meeting to which a waiver of notice applies unless the waiver contains additional recitals creating a patent ambiguity as to its proper application.
     Section 2.4. Quorum. Except as may otherwise be required by law or the Corporation’s Articles of Incorporation, at any meeting of Shareholders the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote thereat shall constitute a quorum for the transaction of any business properly before the meeting. Shares entitled to vote as a separate voting group on a matter may take action at a meeting only if a quorum of the shares in the separate voting group are present in person or by proxy at the meeting. In the absence of a quorum a meeting may be adjourned from time to time, in accordance with the provisions concerning adjournments contained elsewhere in these Bylaws, by the holders of a majority of the shares represented at the meeting in person or in proxy. At such adjourned meeting a quorum of Shareholders may transact any business as might have been properly transacted at the original meeting.
     Section 2.5. Transaction of Business. Business transacted at an annual meeting of Shareholders may include all such business as may properly come before the meeting. Business transacted at a special meeting of Shareholders shall be limited to the purposes stated in the notice of the meeting.
     Section 2.6. Shareholders of Record. For the purpose of determining Shareholders entitled to vote at any meeting of Shareholders, or entitled to receive dividends or other distributions, or in connection with any other proper purpose requiring a determination of Shareholder’s, the Board of Directors shall by resolution fix a record date for such determination. The date shall be not more than fifty (50) and not less than five (5) days prior to the date on which the activity requiring the determination is to occur. The Shareholders of record appearing in the stock transfer books of the Corporation at the close of business on the record date so fixed shall constitute the Shareholders of right in respect of the activity in question. In the absence of action by the Board of Directors to fix a record date, the record date shall be ten (10) days prior to the date on which the activity requiring a determination of Shareholders is to occur.
     Section 2.7. Voting. Except as may otherwise be required by law or the Corporation’s Articles of Incorporation, and subject to the provisions concerning Shareholders of record contained elsewhere in these Bylaws, a person (or his proxy) present at a meeting of Shareholders shall be entitled to one vote for each share of voting stock as to which such person is the Shareholder of Record. For each meeting of Shareholders an odd number of persons may be appointed to serve as voting inspectors, either by the Board of Directors prior to the meeting or by the presiding officer at the meeting. The voting inspectors shall by majority decision resolve all disputes which may arise concerning the qualification of voters, the validity of proxies, the existence of a quorum, and the acceptance, rejection, and tabulation of votes.
     Section 2.8. Adjournments. A majority of the voting shares held by Shareholders of record present in person or by proxy at a meeting of Shareholders may adjourn a meeting from time to time to a date, time, and placed fixed by notice as provided for above or, if such date is less than thirty days from the date of adjournment, to a date, time, and place fixed by the majority and announced at the original meeting prior to adjournment.
     Section 2.9. Action Without Meeting. Any action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting if a consent in writing, setting forth the action taken, shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof.
     Section 2.10. Proxies. At all meetings of Shareholders, a Shareholder may vote in person or by proxy executed in writing by the Shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution unless it qualifies as an irrevocable proxy under the Act.
     Section 2.11. Action. Approval of actions by Shareholders shall be in accordance with the requirements of the Act, except to the extent otherwise provided by the Articles of Incorporation.
     Section 2.12. Order of Business. The order of business at the annual meeting, and so far as practicable at all other meetings of Shareholders, shall be as follows:
1.	Proof of notice of the meeting
2.	Determination of a quorum
3.	Reading and disposal of unapproved minutes
4.	Reports of officers and committees
5.	Election of directors
6.	Unfinished business
7.	New business
8.	Adjournment

     Except with respect to a specific rule to the contrary in these Bylaws or the Act, Robert’s Rules of Order shall be used to resolve any procedural disputes that might arise in a Shareholders’ meeting.
ARTICLE 3.
DIRECTORS
     Section 3.1. Authority. Except as otherwise provided in the Corporation’s Articles of Incorporation, the Board of Directors shall have ultimate authority over the conduct and management of the business and affairs of the Corporation.
     Section 3.2. Number. The Corporation shall have two (2) Directors.
     Section 3.3. Tenure. Each Director shall hold office from the date of his election and qualification until his successor shall have been duly elected and qualified, or until his earlier removal, resignation, death, or incapacity. An election of all Directors by the Shareholders shall be held at each annual meeting of the Corporation’s Shareholders. A Director need not be a Shareholder. Cumulative voting shall be allowed, as provided in the Corporation’s Articles of Incorporation.
     Section 3.4. Removal. Any Director may be removed from office, with or without cause, by a vote of the holders of a majority of the shares of the Corporation’s voting stock. Any Director may be removed from office with cause by a majority vote of the Board of Directors at a meeting at which only the removal and replacement of the Director or Directors in question shall be considered.
     Section 3.5. Vacancies. The Shareholders shall elect a new Director to fill any vacancy on the Board of Directors in the same manner and subject to the same restrictions and voting rights as apply to the election of the Director whose removal, resignation, death, or newly created directorship created the vacancy.
     Section 3.6. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, the annual meeting of Shareholders. The Board of Directors may by resolution provide for the holding of additional regular meetings without notice other than such resolution; provided, however, the resolution shall fix the date, time, and place (which may be anywhere within or without the State of the Corporation’s Principal Office) for these regular meetings.
     Section 3.7. Special Meetings; Notice of Special Meeting. Special meetings of the Board of Directors may be called for any lawful purpose or purposes by any Director or the President of the Corporation. The person calling a special meeting shall give, or cause to be given, to each Director at his business address, notice of the date, time and place of the meeting by any normal means of communication not less than twenty-four (24) hours nor more than sixty (60) days prior thereto. The notices may, but need not, describe the purpose of the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail at the Director’s business address, with postage thereon prepaid. If notice is given by telegram, the notice shall be deemed delivered when the telegram is delivered to the telegraph company. Any time or place fixed for a special meeting must permit participation in the meeting by means of telecommunications as authorized below.
     Section 3.8. Waiver of Notice of Special Meetings. Notice of a special meeting need not be given to any Director who signs a waiver of notice either before or after the meeting. To be effective the waiver shall contain recitals sufficient to identify beyond reasonable doubt the meeting to which it applies. The recitals may, but need not necessarily, include reference to the date and purpose of the meeting and the business transacted thereat. Recital of the proper date of a meeting shall be conclusive identification of the meeting to which a waiver of notice applies unless the waiver contains additional recitals creating a patent ambiguity as to its proper application. The attendance of a Director at a special Directors meeting shall constitute a waiver of notice of that meeting, except where the Director attends the meeting for the sole and express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.
     Section 3.9. Participation by Telecommunications. Any Director may participate in, and be regarded as present at, any meeting of the Board of Directors by means of conference telephone or any other means of communication by which all persons participating in the meeting can hear each other at the same time.
     Section 3.10. Quorum. A majority of Directors in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.
     Section 3.11. Action. The Board of Directors shall take action pursuant to resolutions adopted by the affirmative vote of a majority of the Directors participating in a meeting at which a quorum is present, or the affirmative vote of a greater number of Directors where required by the Corporation’s Articles of Incorporation or otherwise by law.
     Section 3.12. Action Without Meeting. Any action required or permitted to be taken by the Board of Directors at an annual, regular, or special meeting may be taken without a meeting if a consent in writing, setting forth the action taken, shall be signed by all of the Directors.
     Section 3.13. Presumption of Assent. A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting, or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward his dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a Director who voted in favor of such action.
     Section 3.14. Committees. The Board of Directors may by resolution designate and delegate authority to an Executive Committee and other committees with such authority as may be permitted by the Act. Special meetings of any committee may be called at any time by any Director who is a member of the committee or by any person entitled to call a special meeting of the full Board of Directors. Except as otherwise provided in the section, the conduct of all meetings of any committee, including notice thereof, shall be governed by Sections 3.6 through 3.13 of this Article.
     Section 3.15. Order of Business. The order of business at all meetings of the Board of Directors shall be:
1.	Determination of a quorum
2.	Reading and disposal of all unapproved minutes
3.	Reports of officers and committees
4.	Unfinished business
5.	New business
6.	Adjournment
     Except with respect to a specific rule to the contrary in these Bylaws or the Act, Roberts Rules of Order shall be used to resolve any procedural dispute that might arise in a Board of Directors’ meeting.
ARTICLE 4.
OFFICERS
     Section 4.1. In General. The officers of the Corporation shall consist of a President, a Vice President, a Secretary and a Treasurer and such additional vice presidents, assistant secretaries, assistant treasurers and other officers and agents as the Board of Directors deems advisable from time to time. All officers shall be appointed by the Board of Directors to serve at its pleasure. Except as may otherwise be provided by law or in the Articles of Incorporation, any officer may be removed by the Board of Directors at any time, with or without cause. Any vacancy, however occurring, in any office may be filled by the Board of Directors for the unexpired term. One person may hold two or more offices. Each officer shall exercise the authority and perform the duties as may be set forth in these Bylaws and any additional authority and duties as the Board of Directors shall determine from time to time.
     Section 4.2. President. The President shall be the chief executive officer of the Corporation and, subject to the authority of the Board of Directors, shall manage the business and affairs of the Corporation. The President shall preside at all meetings of the Shareholders and all meetings of the Board of Directors, and shall see that the resolutions of the Board of Directors are put into effect. The President shall have full authority to execute on the Corporation’s behalf any and all contracts, agreements, notes, bonds, deeds, mortgages, certificates, instruments, and other documents except as may be specifically limited by resolution of the Board of Directors.
     Section 4.3. Vice President. The Vice President shall serve under the direction of the President. In the absence, incapacity, or inability or refusal of the President to act, the Vice President shall assume the authority and perform the duties of the President. If the Board of Directors appoints more than one Vice President, the seniority of the Vice Presidents shall be determined from their dates of appointment unless the Board of Directors shall otherwise specify.

     Section 4.4. Secretary. Except as otherwise provided by these Bylaws or determined by the Board of Directors, the Secretary shall serve under the direction of the President. The Secretary shall attend all meetings of the Shareholders and the Board of Directors and record the proceedings thereof. The Secretary shall give, or cause to be given, all notices in connection with such meetings. The Secretary shall be the custodian of the Corporate seal and affix the seal to any document requiring it.
     Section 4.5. Treasurer. Except as otherwise provided by these Bylaws or determined by the Board of Directors, the Treasurer shall serve under the direction of the President. The Treasurer shall, under the direction of the President, keep safe custody of the Corporation’s funds and maintain complete and accurate books and records of account. The Treasurer shall upon request report to the Board of Directors on the financial condition of the Corporation.
     Section 4.6. Assistant Officers. Except as otherwise provided by these Bylaws or determined by the Board of Directors, the Assistant Secretaries and Assistant Treasurers, if any, shall serve under the immediate direction of the Secretary and the Treasurer, respectively, and under the ultimate direction of the President. The Assistant Officers shall assume the authority and perform the duties of their respective immediate superior officer as may be necessary in the absence, incapacity, or inability or refusal of such immediate superior officer to act. The seniority of Assistant Officers shall be determined from their dates of appointment unless the Board of Directors shall otherwise specify.
ARTICLE 5.
INDEMNIFICATION
     Section 5.1. Scope. Every person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a Director or Officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to the Act, against all expenses, liabilities, and losses (including without limitation attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such Directors, Officers, or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of Shareholders, insurance, provision of law, or otherwise, as well as their rights tinder this Article.
     Section 5.2. Indemnification Plan. The Board of Directors may from time to time adopt an Indemnification Plan implementing the rights granted in Section 5.1. This indemnification Plan shall set forth in detail the mechanics of how the indemnification rights granted in Section 5.1 shall be exercised.

     Section 5.3. Insurance. The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was serving at the request of the Corporation as a Director or Officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.
ARTICLE 6.
CONTRACTS, LOANS, CHECKS AND DEPOSITS
     Section 6.1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.
     Section 6.2. Loans. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors, and such authority may be general or confined to specific instances.
     Section 6.3. Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name.
     Section 6.4. Inspection of Records by Shareholders. A shareholder is entitled to inspect and copy, during regular business hours at the Corporation’s principal office, any of the following records of the Corporation, if he gives the Corporation written notice of his demand at least five (5) business days before the date on which he wishes to inspect and copy:
(1)	its Articles of Incorporation or Restated Articles of Incorporation and all amendments to them currently in effect;
(2)	its Bylaws or restated Bylaws and all amendments to them currently in effect;
(3)	resolutions adopted by its Board of Directors creating one or more classes or series of shares, and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;
(4)	the minutes of all Shareholders’ meetings, and records of all action taken by Shareholders without a meeting, for the past three years;
(5)	all written communications to Shareholders, generally, within the past three years, including the financial statements furnished for the past three years;
(6)	a list of the names and business addresses of its current Directors and Officers;

(7)	its most recent Annual Report delivered to the Secretary of State; and
(8)	all contracts or other written agreements between the Corporation and any of its Shareholders and all contracts or other written agreements between two or more of the Shareholders.
     A Shareholder is entitled to inspect and copy, during regular business hours at a reasonable location specified by the Corporation, any of the following records of the corporation if the Shareholder gives the Corporation written notice of his demand at least five (5) business days before the date on which he wishes to inspect and copy, and his demand is made in good faith and for a proper purpose; he describes with reasonable particularity his purpose and the records he desires to inspect; and the records are directly connected with his purpose:
(1)	excerpts from minutes of any meeting of the Board of Directors, records of any action of a committee of the Board of Directors while acting in place of the Board of Directors on behalf of the Corporation, minutes of any meeting of the Shareholders, and records of action taken by the Shareholders or Board of Directors without a meeting, to the extent not otherwise subject to inspection under this section of the Bylaws;
(2)	account records of the Corporation; and
(3)	the record of Shareholders.
     A Shareholder’s agent or attorney has the same inspection and copying rights as the shareholder he represents. The right to copy records under this section includes, if reasonable, the right to receive copies made by photographic, xerographic, or other means. The Corporation may impose a reasonable charge, covering the costs of labor and material, for copies of any documents provided to the shareholder. The charge may not exceed the estimated cost of production or reproduction of the records.